Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Revises First Quarter 2011 Financial Results

Indiana, Pa., May 10, 2011 - First Commonwealth Financial Corporation (NYSE:FCF) today announced a revision to the previously announced financial results for the first quarter ended March 31, 2011. This revision reflects the impact of an event which occurred subsequent to the release of its preliminary financial results on April 20, 2011.

The event was related to the receipt of an updated appraisal for a construction loan in eastern Pennsylvania that was placed in nonaccrual status during the fourth quarter of 2010. This appraisal showed a continuing decline in real estate value which resulted in an increase of $2.1 million in the provision for credit losses. The following table summarizes the changes from the previously reported financial results:

	First Quarter 2011
	As Revised	As Previously Reported
	(dollars in thousands, except per share data)

Provision for credit losses	$13,817	$11,703
Net income	$5,246	$6,810
Diluted earnings per share	$0.05	$0.07
Allowance for credit losses	$76,792	$74,678

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.8 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220